Exhibit 10.35

COBALT INTERNATIONAL ENERGY, INC.

DEFERRED COMPENSATION PLAN

SECTION 1.  Purpose.  Cobalt International Energy, Inc. (the “Company”) hereby adopts and establishes the Cobalt International Energy, Inc. Deferred Compensation Plan (the “Plan”) under the Cobalt International Energy, Inc. Long Term Incentive Plan (the “LTIP”) to allow certain of its executives to defer receipt of a portion of their compensation and to encourage them to acquire additional shares of the Company’s common stock, thereby furthering the best interests of the Company and its shareholders.

SECTION 2.  Definitions.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the LTIP.  As used herein, the following definitions shall apply:

(a)        “Annual Bonus” means the cash bonus, if any, awarded to a Participant by the Company for services rendered under any bonus or cash incentive plan maintained by the Company.

(b)        “Base Salary” means the base salary paid by the Company to or for the benefit of the Participant for services rendered.

(c)        “Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan.

(d)        “Employee” means an employee of the Company or its Affiliates.

(e)        “Disability” means, with respect to a Participant, that such Participant is:

(i)            unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)           by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(f)        “Participant” means an Eligible Employee who elects to participate in the Plan by filing an Election Form in accordance with Section 5(b) and any former Eligible Employee who continues to be entitled to a benefit under the Plan.

(g)        “Plan Year” means a calendar year; provided, however that if a newly-hired or promoted Employee first becomes eligible to participate in the Plan on a day other than the first day of the Plan Year, the initial Plan Year for such Employee shall be the portion of the calendar year during which the Employee is first eligible to participate in the Plan.

(h)        “Separation from Service” means, with respect to a Participant, the (i) cessation of all services performed by such Participant for the Company or (ii) permanent decrease in the level of services performed by such Participant for the Company (whether as an employee or as an independent contractor) to no more than 20 percent of the average level of services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company, if such Participant has been providing services to the Company for less than 36 months).

Part I
Participation and Deferrals

SECTION 3.  Administration; Shares Available for Issuance.

(a)        The Plan shall be administered by the Committee.  Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Eligible Employees; (ii) determine the terms and conditions of any deferral made under the Plan; (iii) interpret and administer the Plan and any instrument or agreement relating to, or deferral made under, the Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (v) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and the Participants and any Beneficiaries thereof.

(b)        The maximum number of Shares available for issuance under the Plan is subject to, and shall be counted against, the maximum number of Shares available for issuance under the LTIP.

SECTION 4.  Eligibility; Participation.  Participation in the Plan is limited to a select group of the Company’s key management or highly compensated employees.  Before the beginning of each Plan Year, the Committee shall select those Employees who shall be Eligible Employees for such Plan Year; provided, however, that the Committee may designate a newly-hired or promoted Employee as eligible to participate in the Plan at the time of his or her hire or promotion and in no event later than 30 days following such Employee’s employment commencement date or promotion date, as applicable.  In the event a Participant previously selected to participate in the Plan no longer meets the criteria for participation, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active

Participant.

SECTION 5.  Deferrals.

(a)        Base Salary and Annual Bonus.

(i)            Each Participant may elect to defer receipt of all or any portion of the Base Salary earned by such Participant for any Plan Year, subject to any applicable withholding (“Deferred Base Salary”).  Deferred Base Salary shall be credited to a Participant’s Share Account (as defined below) as of the date the Deferred Base Salary otherwise would have been paid (each such date, the “Base Salary Deferral Date”).

(ii)           Each Participant may elect to defer receipt of all or any portion of any Annual Bonus which may be earned by such Participant for any Plan Year, subject to any applicable withholding (“Deferred Annual Bonus”).  Deferred Annual Bonus shall be credited to a Participant’s Share Account as of the date the Deferred Annual Bonus otherwise would have been paid (each such date, the “Annual Bonus Deferral Date”).

(b)        Election Forms.  A Participant’s deferral election shall be made in the form of a document (an “Election Form”) established for such purpose by the Committee that is executed by such Participant and filed with the Secretary of the Company.  The Election Form will require such Participant to specify:

(i)            the amount or percentage of Base Salary and/or Annual Bonus to be deferred for a Plan Year; and

(ii)           the time at which the deferred amounts will be distributed to such Participant, which time may be (x) a specified date, (y) the Participant’s Separation from Service or (z) the earlier of a specified date and the Participant’s Separation from Service.

(c)        Timing of Elections.

(i)            Base Salary.  Subject to Section 5(c)(iii), an Election Form executed by a Participant shall apply to any Base Salary that is earned by such Participant at any time following the Plan Year in which such Election Form is executed.

(ii)           Annual Bonus.  Subject to Section 5(c)(iii), an Election Form executed by a Participant shall apply to any Annual Bonus that is earned by such Participant at any time following the Plan Year in which such Election Form is executed; provided that if the Annual Bonus qualifies as “performance-based compensation” under Code Section 409A, the Election Form executed by a Participant can be made up until June 30 of the Plan Year to which such Annual Bonus relates if the Committee determines that the performance goals applicable to such Annual Bonus are not readily ascertainable at the time of such election.

(iii)          An Election Form filed by a Participant within 30 days after such Participant becomes eligible to participate in the Plan shall apply to any Base Salary or Annual Bonus that is earned by such Participant on or following the date on which such Participant executes such Election Form.

(iv)          Each Election Form to defer Base Salary and/or Annual Bonus will remain in effect until superseded or revoked pursuant to this Section 5.

(d)        Subsequent Election Forms.  A Participant who has an Election Form on file with the Company may execute and file with the Secretary of the Company a subsequent Election Form at any time.  Such subsequent Election Form shall apply to any Base Salary or Annual Bonus that is earned by such Participant following the Plan Year in which such subsequent Election Form is executed.

(e)        Revoking Election Forms.  A Participant may revoke an Election Form at any time by providing written notice to the Secretary of the Company.  Such revocation shall apply to any Base Salary or Annual Bonus that is earned by such Participant following the Plan Year in which such notice is provided; provided that, if a revocation with respect to a Participant’s Annual Bonus is made not later than June 30 of a Plan Year and the Committee determines that the performance goals applicable to such Participant’s Annual Bonus for such Plan Year are not then readily ascertainable, such revocation shall apply also to such Annual Bonus.

(f)        Redeferrals.  Not later than 12 months prior to the date on which Deferred Base Salary or Deferred Annual Bonus is scheduled to be distributed to a Participant, such Participant may elect to redefer such Deferred Base Salary or Deferred Annual Bonus to a date that is not less than five years after such scheduled distribution date.

(g)        Vesting.  All Deferred Base Salary and Deferred Annual Bonus shall be fully vested and non-forfeitable at all times.

SECTION 6.  Timing and Form of Distribution.

(a)        Subject to this Section 6, distribution with respect to a Participant’s Deferred Base Salary or Deferred Annual Bonus shall be made to such Participant in a single installment of Shares at the time specified on the applicable Election Form and in accordance with Section 7.

(b)        The Committee, in its sole discretion, may accelerate the

distribution of a Participant’s Deferred Base Salary or Deferred Annual Bonus if such Participant experiences an unforeseeable emergency or hardship, provided that such distribution complies with Code Section 409A.

(c)        All of a Participant’s Deferred Base Salary and Deferred Annual Bonus shall be distributed to such Participant upon such Participant’s death or Disability or upon the occurrence of a Change in Control; provided that the occurrence of a Change in Control also meets the definition of a “change in ownership or effective control” under Code Section 409A.

(d)        If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of Code Section 162(m), such payment may be delayed and paid (i) during the Company’s first taxable year in which the Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Code Section 162(m) or (b) during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which such Separation from Service occurs or the 15th day of the third month following the Participant’s Separation from Service.

(e)        If the Committee considers a Participant to be one of the Company’s “specified employees” under Code Section 409A at the time of such Participant’s Separation from Service, any distribution that otherwise would be made to such Participant as a result of such Separation from Service shall not be made until the date that is six months after such Separation from Service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Code Section 409A.

SECTION 7.  Amount of Distribution.

(a)        All Deferred Base Salary and Deferred Annual Bonus shall be notionally invested in Shares from the applicable Base Salary Deferral Date or Annual Bonus Deferral Date through the applicable distribution date.  The initial number of such notional Shares shall be determined by dividing the amount of the Deferred Base Salary or Deferred Annual Bonus, as applicable, by the closing price of a Share on the Base Salary Deferral Date or Annual Bonus Deferral Date, as applicable.  Each Participant’s Deferred Base Salary and Deferred Annual Bonus shall be allocated to a separate bookkeeping account (a “Share Account”) established and maintained by the Committee to record the number of Shares in which such Deferred Base Salary and Deferred Annual Bonus are notionally invested.

(b)        A Participant’s Share Account shall be credited with any dividend (a “Dividend Equivalent”) that would have been paid on a number of outstanding Shares equal to the number of notional Shares credited to such account as of the dividend record date.  Any such Dividend Equivalent so credited shall be converted into that number of notional Shares equal to (x) in the case of a share dividend, the number of Shares that otherwise would have been paid to such Participant and (y) in the case of a cash dividend, the amount of the cash dividend that otherwise would have been paid to such Participant divided by the closing price of a Share on the dividend payment date.

(c)        On the distribution date applicable to a Participant’s Deferred Base Salary or Deferred Annual Bonus, such Participant shall receive a number of Shares equal to the number of notional Shares credited to the applicable Share Account as of such distribution date.

SECTION 8.  General Provisions Applicable to Deferrals.

(a)        Except as may be permitted by the Committee, (i) no deferral and no right under such deferral shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 8(b) and (ii) during a Participant’s lifetime, each deferral, and each right under such deferral, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative.  The provisions of this Section 8(a) shall not apply to any deferral that has been distributed to a Participant.

(b)        A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(c)        All certificates for Shares delivered upon the distribution of such Shares under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 9.  Amendments and Termination.

(a)        The Committee, in its sole discretion, may amend, suspend or discontinue the Plan or any deferral at any time; provided that no such amendment, suspension or discontinuance shall reduce the accrued benefit of any Participant except to the extent necessary to comply with any provision of federal, state or other applicable law.  The Committee further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferral to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to such Participant under Code Section

409A.

(b)        The Committee, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements.  Distributions of amounts deferred under the Plan as of the date on which the Plan is terminated will be made in a lump sum payment 12 months after such termination, unless the right to receive a distribution in accordance with the terms of the Plan would occur before the end of such 12-month period, in which case distribution will be made in accordance with the terms of the Plan.

(c)        Such other changes to deferrals shall be permitted and honored under the Plan to the extent authorized by the Committee and consistent with Code Section 409A.

SECTION 10.  Miscellaneous.

(a)        No Participant or other person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Participants or Beneficiaries under the Plan.  The terms and conditions of deferrals under the Plan need not be the same with respect to each Participant.

(b)        The opportunity to make a deferral under the Plan shall not be construed as giving a Participant the right to be retained in the service of the Company.  A Participant’s deferral under the Plan is not intended to confer any rights on such Participant except as set forth in the Plan and the applicable Election Form.

(c)        Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)        The Company shall be authorized to withhold from any distribution under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of such distribution and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(e)        If any provision of the Plan or any Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or deferral, or would disqualify the Plan or any deferral under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or such Election Form, such provision shall be stricken as to such jurisdiction, person or deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.

SECTION 11. Claims Procedure.

(a)        Filing a Claim.  Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee.  The Committee shall review the claim itself or appoint an individual or entity to review the claim.

(b)        Claim Decision.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim.  If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period.  Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

(c)        Notice of Denial.  If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)            the specific reason or reasons for the denial;

(ii)           specific reference to pertinent Plan provisions on which the denial is based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)          appropriate information as to the steps to be taken in order to submit a claim for review.

(d)        Appeal Procedures.  A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial.  The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.  The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(e)        Notice of Decision on Appeal.  If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)            the specific reason(s) for the denial;

(ii)           specific references to the pertinent Plan provisions on which such denial is based;

(iii)          a statement that the Claimant may receive on request all relevant records at no charge;

(iv)          a description of the Plan’s voluntary procedures and deadlines, if any; and

(v)           a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

SECTION 12.  Effective Date of the Plan.  The Plan shall be effective as of the date on which the Plan is adopted by the Committee.

SECTION 13.  Unfunded Status of the Plan.  The Plan is unfunded.  The Plan, together with the applicable Election Form, shall represent at all times an unfunded and unsecured contractual obligation of the Company.  Each Participant and Beneficiary will be an unsecured creditor of the Company with respect to all obligations owed to them under the Plan.  Amounts payable under the Plan will be satisfied solely out of the general assets of the Company subject to the claims of its creditors.  No Participant or Beneficiary will have any interest in any fund or in any specific asset of the Company of any kind, nor shall such Participant or Beneficiary or any other person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan and the applicable Election Form.  The Company will not segregate any funds or assets to provide for any distribution under the Plan.  Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or Beneficiary for the Company’s performance under the Plan.

SECTION 14.  Code Section 409A.  With respect to deferrals that are subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A, and the provisions of the Plan and any Election Form shall be interpreted in a manner that satisfies the requirements of

Code Section 409A, and the Plan shall be operated accordingly.  If any provision of the Plan or any term or condition of any Election Form would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

SECTION 15.  Governing Law.  The Plan and each Election Form shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.